                                        ___________, 1998


Mr. Scott Corrick
State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts 02110

Dear Scott:

     We are writing to inform you about the proposed reorganization of G.T. Global Variable Investment Series (the "Company") into a newly organized Delaware business trust, GT Global Variable Investment Series (the "Trust").
In connection with this transaction, which is scheduled to close on ___________, 1998, it is anticipated that each series of the Company listed on Schedule A to this letter (each an "Old Fund") will transfer all of its assets to the corresponding series listed on Schedule A (each a "New Fund") in exchange solely for shares of beneficial interest in such New Fund and such New Fund's assumption of such Old Fund's liabilities.

     Consistent with the "Effective Period, Termination and Amendment" provision in Section 16 of the Custodian Contract of February 3, 1993, as amended from time to time (the "Contract"), between the Company and State Street Bank and Trust Company, the Company hereby requests that, as of the close of business on ________, 1998, you act under the terms of the Contract, including the fee schedule relating thereto, as Custodian for each New Fund, which shall be deemed to have succeeded to the corresponding Old Fund's obligations, rights, and duties under the Contract.

     The company hereby further requests that you agree that the obligations of the Trust under the Contract shall not be binding upon any of the Trust's trustees, shareholders, nominees, officers, agents, or employees of the Trust personally, but shall be binding only upon the assets and property of the New Fund or New Funds to which such obligations relate.

     Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Company and retaining one for your records.


                                        Sincerely,

                                        G.T. Global Variable Investment Series


                                        By:
                                           ------------------------
                                           Helge K. Lee
                                           Vice President and Secretary


Acknowledged and Accepted:

State Street Bank and Trust Company


By:
   -------------------------------
   Name:
   Title:


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                                      SCHEDULE A


--------------------------------------------------------------------------------
G.T. GLOBAL VARIABLE INVESTMENT SERIES  |GT GLOBAL VARIABLE INVESTMENT SERIES
--------------------------------------------------------------------------------
GT Global Money Market Fund             |GT Global Money Market Fund
--------------------------------------------------------------------------------
GT Global Variable America Fund         |GT Global Variable America Fund
--------------------------------------------------------------------------------
GT Global Variable Europe Fund          |GT Global Variable Europe Fund
--------------------------------------------------------------------------------
GT Global Variable International Fund   |GT Global Variable International Fund
--------------------------------------------------------------------------------
GT Global Variable New Pacific Fund     |GT Global Variable New Pacific Fund